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                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF SULLIVAN & CROMWELL LLP]




                                                                 August 21, 2003




Vornado Realty Trust,
      888 Seventh Avenue,
           New York, New York 10019.

Vornado Realty L.P.
      888 Seventh Avenue,
           New York, New York 10019.

Dear Sirs:

                  We have acted as your counsel in connection with the registration of up to $862,990,505 of common shares, par value $.04 per share, preferred shares, no par value per share and depositary shares representing preferred shares, in each case, of Vornado Realty Trust ("Vornado") and up to $2,000,000,000 of debt securities of Vornado Realty L.P. on the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement").

                  In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied (i) as to certain factual matters upon the statements and representations contained in the certificates provided to us by Vornado, Two Penn Plaza REIT, Inc. ("Two Penn") and AmeriCold Corporation ("AmeriCold"), each dated August 21, 2003 (the "Vornado Certificates"), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in the certificate provided to us by Alexander's, Inc. ("Alexander's") dated August 21, 2003 (together with the Vornado Certificates, the "Certificates") and (iii) without independent investigation, upon the opinion of Shearman & Sterling LLP, dated August 21, 2003, concerning the qualification of Alexander's as a real estate investment trust (a "REIT") for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the "Shearman & Sterling Opinion"). We understand that, in providing its Certificates, Vornado is relying upon certificates, dated August 21, 2003, provided to it by David R. Greenbaum.

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Vornado Realty Trust                                                         -2-
Vornado Realty L.P.


                  In rendering this opinion we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) the Certificates have been executed by appropriate and authorized officers of Vornado, Two Penn, AmeriCold and Alexander's and
(iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.

                  Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

                  Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado's current ownership interests in Alexander's, AmeriCold and Two Penn, by each of Alexander's, AmeriCold and Two Penn, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether any of Vornado, Alexander's, AmeriCold or Two Penn actually has satisfied or will satisfy the various REIT qualification tests.

                  We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the caption "Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.


                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell LLP